                                                                    EXHIBIT 3.31

                             OPERATING AGREEMENT OF
                         99 RESTAURANTS OF VERMONT, LLC,

                       A VERMONT LIMITED LIABILITY COMPANY
                     ORGANIZED UNDER CHAPTER 21 OF TITLE 11,
                           VERMONT STATUTES ANNOTATED

                ARTICLE I. INITIAL DATE, PARTIES, AUTHORIZATION,
                          AND PURPOSE OF THIS AGREEMENT

SECTION 1.01      INITIAL DATE; INITIAL PARTIES

         This Agreement is first made as of the 15th day of November, 2002 and is initially agreed to by 99 Restaurants of Vermont, LLC ("the Company") and 99 Restaurants, LLC, a Delaware limited liability company, which on that date is the Sole Member of the Company.

SECTION 1.02 SUBSEQUENT PARTIES; ASSENT AS A PRECONDITION TO BECOMING A MEMBER OR TO OBTAINING RIGHTS TO BECOME A MEMBER

         (a) No person may become a Member of the Company without first assenting to and signing this Agreement. Any act by the Company to offer or provide Member status, or reflect that status in the Company's Required Records, automatically includes the condition that the person becoming a Member first assent to and sign this Agreement.

         (b) If:

                  (1) the Company offers, makes, or signs a Contribution Agreement or Contribution Allowance Agreement, or any other agreement that permits or requires a person to make a contribution and become a Member, and

                  (ii) the other party to the Contribution Agreement, Contribution Allowance Agreement, or other agreement is not already a Member and has not already assented to and signed this Agreement, then the Company's action automatically includes the condition that the other party assent to and sign this Agreement before that person actually makes a contribution or becomes a Member.

         (c) The Company is obligated not to accept a contribution from, or accord Member status to, any person who has not first assented to and signed this Agreement. The Company's acceptance of a contribution from a person who has not signed this Agreement does not waive that person's obligation to sign this Agreement.

         (d) No transfer of a Membership Unit or the governance rights of any Membership Unit is effective unless the assignment complies with Section 12.02 and the assignee has assented to and signed this Agreement.

SECTION 1.03      AUTHORIZATION OF THIS AGREEMENT

         This Agreement is made under Section 3003 of Title 11, Vermont Statutes Annotated.

                             ARTICLE II. DEFINITIONS

SECTION 2.01      DEFINITIONS

         For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is intended, the words, terms and phrases defined in this section have the following meanings:

         (a) "Act of the members" has the meaning stated in Section 10.01.

         (b) "Agreement" means this Operating Agreement, as amended from time to time under Article XVIII.

         (c) "Capital Account" means the account of any Member or Dissociated Member, maintained as provided in Section 7.02.

         (d) "Capital Interest" means the right of any Member or dissociated Member to be paid the amount in that Member's or Dissociated Member's Capital Account.

         (e) "Code" means the Internal Revenue Code of 1986, as amended, and any successor to that Code.

         (f) "Company" means 99 Restaurants of Vermont, LLC, a Limited Liability Company, organized under Vermont Code Chapter 21 of Title 11, Vermont Statutes Annotated.

         (g) "Contribution Agreement" means an agreement between a person and the Company, under which:

                  (i) the person agrees to make a contribution in the future to the Company;

                  (ii) the Company agrees that, at the time specified for the contribution in the future, the Company will accept the contribution, reflect the contribution in the Required Records, issue to the person a specified number of Membership Units, and accord the person status as a Member (if the person is not already a Member).

         (h) "Contribution Allowance Agreement" means an agreement between a person and the Company, under which:

                  (1) the person has the right, but not the obligation, to make a contribution to the Company in the future; and

                  (2) the Company agrees that, if the person makes the specified contribution at the time specified in the future, the Company will accept the contribution, reflect the contribution in the Required Records, issue to the person a specified number of Membership Units, and accord the person status as a Member (if the person is not already a Member).

         (i) "Core business" means the Company's business involving the provision of management of restaurants in the state of Vermont.

         (j) "Default rule" means a rule stated in the Act:

                  (1) which structures, defines, or regulates the finances, governance, operations, or other aspects of a limited liability company organized the Act, and

                  (2) which applies except to the extent it is negated or modified through the provisions of a limited liability company's articles of organization or operating agreement.

         (k) "Disinterested" means, with respect to a Member and with respect to a particular transaction or other undertaking, a Member who (i) is not a party to that undertaking, (ii) has no material financial interest in any organization that is a party to that undertaking, and (iii) is not related by blood or marriage to any person who either is a party to that undertaking or has a material financial interest in any organization that is a party to that undertaking.

         (l) "Dissociation of a Member" or "Dissociation" occurs when the Company has notice or knowledge of an event that has terminated a Member's continued Membership in the Company (including an event that leaves a Member without any Governance Rights).

         (m) "Financial Rights" means a Member's rights to share in profits and losses, a Member's rights to receive distributions and a Member's Capital Interest.

         (n) "Fiscal Year" means the annual period upon which the Company files its federal tax return.

         (o) "Governance Rights" means all a Member's rights as a Member in the Company, other than financial rights and the right to assign financial rights.

         (p) "LLC Act" means Chapter 21 of Title 11, Vermont Statutes Annotated.

         (q) Reserved.

         (r) "Majority-In-Interest Consent" means the consent described in Revenue Procedure 94-46, 1994-28 IRB 129, as amended from time to time.

         (s) "Member" means a person who owns at least one Membership Unit and whose ownership of one or more Membership Units is reflected in the Required Records.

         (t) "Membership Unit" has the meaning stated in Section 5.01.

         (u) "Person" includes a natural person, domestic or foreign limited liability company, corporation, partnership, limited partnership, joint venture, association, business trust, estate, trust, enterprise, and any other legal or commercial entity.

         (v) "Required Records" means those records that Section 3058 of Title 11, Vermont Statutes Annotated requires the Company to maintain.

         (w) "Successor LLC" means a limited liability company organized under
Section 15.02 to participate as the surviving organization in a merger with the Company after the Company is dissolved.

         (x) "Termination of the Company" means, as defined in Section 3101 of Title 11, Vermont Statutes Annotated the end of the Company's legal existence.

         (y) "Transfer" includes an assignment, conveyance, lease, mortgage, security interest, deed, encumbrance, and gift.

                    ARTICLE III. BACKGROUND OF THIS AGREEMENT

SECTION 3.01      HISTORY AND NATURE OF THE COMPANY

         The Company has been organized in Vermont and will be engaged in the business of restaurant ownership and management. As of the initial date of this Agreement, the Company's principal place of business is 3038 Sidco Drive, Nashville, Tennessee 37204.

SECTION 3.02      INTENT OF THIS AGREEMENT

         (a) The parties to this Agreement have reached an understanding concerning various aspects of (i) their business relationship with each other and (ii) the organization and operation of the Company and its business. They wish to use rights created by statute to record and bind themselves to that understanding.

         (b) The parties intend this Agreement to control, to the extent stated or fairly implied, the business and affairs of the Company, including the Company's governance structure and the Company's dissolution, winding up, and termination, as well as the relations among the Company's Members and persons who have signed Contribution Agreements and Contribution Allowance Agreements.

SECTION 3.03 INVALIDITY AND UNREASONABLENESS OF EXPECTATIONS NOT INCLUDED IN THIS AGREEMENT

         (a) The Members fear the uncertainty and the potential for discord that would exist if:

                  (1) the unstated expectation of one or more Members can be used to gain advantage through litigation, or

                  (2) expectations stated or expressed outside the confines of this Agreement can become actionable even though not all Members agree with those expectations or have assented to them and even though some Members have expressed or may harbor conflicting expectations.

         (b) The Members therefore agree that:

                  (1) it is unreasonable for any Member to have or rely on an expectation that is not reflected in this Agreement;

                  (2) any Member who has or develops an expectation contrary to or in addition to the contents of this Agreement has a duty to (A) immediately inform the other Member, and (B) promptly seek to have this Agreement amended to reflect the expectation;

                  (3) the failure of a Member who has or develops an expectation contrary to or in addition to the contents of this Agreement to obtain an amendment of this Agreement as provided in Section 3.03(b)(ii) is evidence that the expectation was not reasonable and estops that Member from asserting that expectation as a basis for any claim against the Company or any other Member;

                  (4) no Member has a duty to agree to an amendment proposed under Section 3.03(b)(ii) if the Member in good faith (A) holds an inconsistent expectation, or
                           (B) believes that the amendment is not in the best interests of the Company or is contrary to the legitimate self-interests of the Member.

SECTION 3.04      ADVICE OF COUNSEL

Each person signing this Agreement:

         (a) understands that this Agreement contains legally binding provisions,

         (b) has had the opportunity to consult with a lawyer, and

         (c) has either consulted a lawyer or consciously decided not to consult a lawyer.

                   ARTICLE IV. RELATIONSHIP OF THIS AGREEMENT
                  TO THE DEFAULT RULES PROVIDED BY THE LLC ACT
                       AND TO THE ARTICLES OF ORGANIZATION

SECTION 4.01 RELATIONSHIP OF THIS AGREEMENT TO THE DEFAULT RULES PROVIDED BY THE LLC ACT

         Regardless of whether this Agreement specifically refers to particular default rules:

         (a) if any provision of this Agreement conflicts with a default rule, the provision of this Agreement controls and the default rule is modified or negated accordingly, and

         (b) if it is necessary to construe a default rule as modified or negated in order to effectuate any provision of this Agreement, the default rule is modified or negated accordingly.

SECTION 4.02      RELATIONSHIP BETWEEN THIS AGREEMENT AND THE ARTICLES OF
                  ORGANIZATION

If a provision of this Agreement differs from a provision of the Company's articles of organization, then to the extent allowed by law this operating agreement will govern.

                          ARTICLE V. CAPITAL STRUCTURE:
                          MEMBERSHIP AND CONTRIBUTIONS

SECTION 5.01      MEMBERSHIP UNITS

         (a) Ownership rights in the Company are reflected in Membership Units, as recorded in the Required Records. Each Membership Unit:

                  (i) has equal governance rights with every other Membership Unit and in matters subject to a vote of the Members has one vote; and

                  (ii) subject to Sections 6.08(c) and 6.05(a), each Membership Unit has equal rights with every other Membership Unit with respect to sharing of profits and losses and with respect to distributions.

         (b) A Member may assign the Member's financial rights only as provided in and subject to Section 12.01. A Member may assign governance rights only as provided in Section 12.02.

Assignment of a Member's entire interest, or any Membership Unit, involves the assignment of both financial rights and governance rights and may be accomplished only by complying with both Section 12.01 and Section 12.02.

         (c) The Company will not issue any certificates of Membership Units, but will at the written request of a Member provide certified statements of Membership interests, stating the number of Membership Units owned, as well as any effective assignments of rights under those Units, as of the date the statement is provided.

SECTION 5.02      ISSUANCE OF MEMBERSHIP UNITS BY THE COMPANY

         (a) The Members will determine when and for what consideration the Company will issue Membership Units. For each Member, the Required Records state the value and nature of the contribution received by the Company and the number of Membership Units received in return by the Member.

         (b) No Member has the right to make additional contributions or obtain additional Units, and each Member specifically waives any preemptive rights.

SECTION 5.03      NO RIGHT OF COMPANY TO REQUIRE ADDITIONAL CONTRIBUTIONS

Except as provided in a Contribution Agreement, the Company has no right to require any Member to make additional contributions. This section does not release any Member from any obligation or promise of future performance that the Company accepted as a contribution.

SECTION 5.04      COMPANY'S RIGHT TO ACCEPT ADDITIONAL CONTRIBUTIONS LIMITED

         (a) The Company may not accept additional contributions, make Contribution Agreements or Contribution Allowance agreements, or create or allocate additional Membership Units except as approved by an act of the Members.

         (b) To be effective, the approval required by this section must specify the number of Units authorized. The approval may, but need not, specify the amount, nature, and value of the consideration to be received, the identity of the contributor or would-be contributor, a deadline by which the authorized contribution must be received, or any other condition on the approval.

         (c) Approval under this section is not effective to authorize the creation of a separate class or series of Membership Units.

SECTION 5.05      NO RIGHTS OF REDEMPTION OR RETURN OF CONTRIBUTION

Subject to Section 12.03, no Member has a right to have its Membership Units redeemed or its contribution returned prior to the termination of the Company, even if the Member dissociates prior to termination of the Company. Even at termination, the right to return of contribution or redemption is subject to Article XV.

         ARTICLE VI. CAPITAL STRUCTURE: PROFITS, LOSSES, DISTRIBUTIONS, AND TRANSACTIONS BETWEEN MEMBERS AND THE COMPANY

SECTION 6.01      ALLOCATION OF PROFITS AND LOSSES

         (a) Except as stated in Section 6.08(c), profits and losses are allocated each fiscal year according to the number of Membership Units owned, as reflected in the Required Records.

         (b) For any Membership Unit not owned by the same person for the entire fiscal year, the allocation will be prorated.

         (c) The Company will recognize any assignment of a Member's right to share in profits or losses only to the extent the assignment complied with
Section 12.01.

SECTION 6.02      NO RIGHT TO INTERIM DISTRIBUTIONS

         (a) Subject to Section 6.02(b), no Member has a right to any distribution prior to the termination of the Company.

         (b) From time to time, the Members shall determine in their reasonable judgment to what extent, if any, the Company's cash on hand exceeds the current and anticipated needs, including, without limitation, needs for operating expenses, debt service, acquisitions and reserves. To the extent such excess exists, the Members may make distributions to the Members in accordance with
Section 6.03.

SECTION 6.03      ALLOCATION OF INTERIM DISTRIBUTIONS

         (a) Except as stated in Section 6.08(c), interim distributions, if made, will be allocated according to the number of Membership Units owned, as reflected in the Required Records.

         (b) For any Membership Unit not owned by the same person for the entire fiscal year, the allocation will be prorated.

         (c) The Company will recognize any assignment of a Member's right to receive distributions only to the extent the assignment complied with Section 12.01.

SECTION 6.04      NO RIGHT TO DISTRIBUTION UPON DISSOCIATION

A Member's dissociation does not entitle the Member to any distribution, regardless of whether the dissociation causes the Company to dissolve.

SECTION 6.05      DISTRIBUTIONS UPON TERMINATION OF THE COMPANY

         (a) At the Termination of the Company, subject to Article XV and after the Company has satisfied or provided for the satisfaction of all the Company's debts and other obligations, the Company's assets will be distributed in cash to the Members and any dissociated Members whose interests have not been previously redeemed as provided in Sections 13.03 and 15.03 as follows:

                  (1) first, in discharge of their respective Capital Interests; and

                  (2)      then, in proportion to their Membership Units.

         (b) If the Company lacks sufficient assets to make the distributions described in Section 6.05(a), the Company will make distributions in proportion to the amount in the respective Capital Interests of the Members and dissociated Members whose interests have not been previously redeemed.

SECTION 6.06      DISTRIBUTIONS IN KIND

         (a) No Member has a right to any distribution in any form other than money.

         (b) The Company may not make a distribution in kind unless

                  (i) the Member receiving the in-kind distribution consents,

                  (ii) all Members receive undivided interests in the same property, or

                  (iii) all Members receive, in proportion to their rights to distribution, interests in substantially equivalent property.

SECTION 6.07      DISTRIBUTIONS SUBJECT TO SET-OFF BY THE COMPANY

All distributions are subject to set-off by the Company

         (a) in the case of a Member, for any past-due obligation of the Member to make a contribution to the Company; and

         (b) in the case of an assignee of financial rights, for any past-due obligation owed to the Company by the Member who originally owned the financial rights.

SECTION 6.08      LOANS FROM AND OTHER TRANSACTIONS WITH MEMBERS

         (a) With the approval of all the other Members, the Company may borrow money from and enter into other transactions with a Member.

         (b) The Company may enter into transactions and other undertakings (including borrowing money) with a Member, with the written approval of all the Members, whether or not they would ordinarily have voting power. To be valid, the approval must be based on all material information concerning both the undertaking and the Interested Member's relationship to the undertaking. Valid approval under this paragraph constitutes approval under Section 3058 of Title 11, Vermont Statutes Annotated.

         (c) On account of loans made, or transactions performed, by a Member under this section, remaining Members may increase, temporarily or permanently, a Member's right to share in profits and distributions.

         (d) Borrowing from or engaging in other transactions with one or more Members does not obligate the Company to provide comparable opportunities to other Members.

                            ARTICLE VII. TAX MATTERS

SECTION 7.01      TAX CHARACTERIZATION AND RETURNS

The initial Member hereto acknowledges that at all times that two or more persons or entities hold equity interests in the Company for federal income tax purposes (i) it is the intention of the Company to be treated as a "partnership" for federal and all relevant state tax purposes and (ii) the Company will be treated as a "partnership" for federal and all relevant state tax purposes and shall make all available elections to be so treated. Until such time, however, it is the intention of the Member that the Company be disregarded for federal and all relevant state tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes. All provisions of the Company's Articles of Organization and this Agreement are to be construed so as to preserve that tax status under those circumstances. In the event that the Company is treated as a partnership for tax purposes in accordance with this
Section 7.01, then within ninety (90) days after the end of each fiscal year, the Company will cause to be delivered to each person who was a Member at any time during such fiscal year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of each Member's federal, state or local income tax (or information) returns, including a statement showing each Member's share of income, gain or loss, and credits for the fiscal year.

SECTION 7.02      CAPITAL ACCOUNTS

The Company will establish a Capital Account for each Member and will maintain each Account according to the following rules:

         (a) Maintenance. The Company will maintain the Capital Accounts in accordance with Treasury Regulations ss. 1.704-1(b)(2)(iv).

         (b) Liquidation Payments. If the Company liquidates itself or a Member's Membership interest, subject to Article XV, the Company will make liquidating distributions in accordance with

Section 6.05.

         (c) Negative Capital Account and Qualified Income Offset. A Member is not be liable to fund any deficit in the Member's Capital Account at any time. Notwithstanding any other provision in this Agreement, if a Member unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
1.704-1(b)(2)(ii)(d)(6), and the unexpected adjustment, allocation, or distribution results in a deficit balance in the Capital Account for the Member, the Member will be allocated items of income and gain in an amount and manner sufficient to eliminate the deficit balance or the increase in the deficit balance as quickly as possible. It is intended that this subdivision will meet the requirements of a "qualified income offset" as defined in Treasury Regulations Section 1.704-1(b)(2)(ii)(d), and this subdivision is to be interpreted and applied consistent with that intention.

         (d) Nonrecourse Deductions. If a Member's Capital Account has a deficit balance at any time and the deficit or increase in deficit was caused by the allocation of nonrecourse deductions as defined in Treasury Regulations Section 1.704-2(b), then beginning in the first taxable year of the Company in which there are nonrecourse deductions or in which the Company makes a distribution of proceeds of a nonrecourse liability that are allocable to an increase in minimum gain as defined in Treasury Regulations Section 1.704-2(d) and thereafter throughout the full term of the Company, the following rules shall apply:

                  (i) Nonrecourse deductions shall be allocated to the Members in a manner that is reasonably consistent with the allocations that have substantial economic effect as defined in Treasury Regulations Section 1.704-1 or some other significant item attributable to the property securing the nonrecourse liabilities, if applicable; and

                  (ii) If there is a net decrease in minimum gain for a taxable year, each Member will be allocated items of Company income and gain for that year equal to that Member's share of the net decrease in minimum gain as defined in Treasury Regulations Section 1.704-2(g)(2).

SECTION 7.03      ACCOUNTING DECISIONS

         (a) All of the Members will make all decisions as to accounting matters, and

         (b) All of the Members may cause the Company to make whatever elections the Company may make under the Code, including the election referred to in
Section 754 of the Code to adjust the basis of Company assets.

SECTION 7.04      "TAX MATTERS PARTNER"

The Members will designate a Member to act on behalf of the Company as the "tax matters partner" within the meaning of Section 6231(a)(7) of the Code.

                            ARTICLE VIII. GOVERNANCE:
                              MANAGEMENT BY MEMBERS

SECTION 8.01      MANAGEMENT BY MEMBERS

The Company will be managed by its Members.

SECTION 8.02      OPERATIONAL AUTHORITY OF MEMBERS

         (a) Subject to Article IX and except as provided in Section 8.02(b), the Members, acting as a group, have sole authority to manage the Company and are authorized to make any contracts, enter into any transactions, and make and obtain any commitments on behalf of the Company to conduct or further the Company's business.

         (b) The Members may delegate to a subcommittee of Members, an individual Member, or an employee of the Company any management responsibility or authority except those matters described in Article IX.

SECTION 8.03      MANAGERIAL DUTIES OF MEMBERS

         (a) Each Member must discharge his, her, or its managerial duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Member reasonably believes to be in the best interests of the Company.

         (b) A Member may rely on information received from other persons if that reliance is consistent with the Member's duties under Section 8.04(a).

SECTION 8.04 NONLIABILITY OF MEMBERS FOR ACTS OR OMISSIONS IN THEIR MANAGERIAL CAPACITY

To the full extent permitted by Section 3059 of Title 11, Vermont Statutes Annotated, all Members are released from liability for damages and other monetary relief on account of any act, omission, or conduct in the Member's Managerial capacity. This release does protect a Member from being required by a court to purchase the Membership interest of another Member who successfully contends that the Member has committed actionable oppressive acts to the prejudice of the other Member. No amendment or repeal of this section affects any liability or alleged liability of any Member for acts, omissions, or conduct that occurred prior to the amendment or repeal.

SECTION 8.05      NO AUTHORITY OF INDIVIDUAL MEMBERS

Except as authorized under paragraph 8.02(b), no individual Member is an agent of the Company or has the authority to make any contracts, enter into any transactions or make any commitments on behalf of the Company.

                  ARTICLE IX. LIMITATIONS ON MANAGERIAL POWERS

SECTION 9.01      APPOINTMENT OF MANAGERS.

The Members shall appoint a Chief Manager (which office may be designated "President" or "Chief Executive Officer" or such other designation as the Members may determine from time to time, but which officer shall in any event perform the functions of the "Chief Manager," and any references in this Agreement to the "Chief Manager" shall be deemed to be references to such officer) and a Secretary to serve as the Managers of the Company. The initial Chief Manager shall be Gregory L. Burns. The initial Secretary shall be William
A. Gillespie. The Company shall have such additional Managers as may be appointed from time to time by the Members. Notwithstanding anything herein to the contrary, no Manager may take any action or execute any contract or document on behalf of the Company unless authorized to do so by the Members.

SECTION 9.02      TERM; REMOVAL.

The Managers shall serve for an indefinite term at the pleasure of the Members. A Manager may be removed from office at any time with or without cause by the Members.

SECTION 9.03      MANAGER DUTIES.

         (a) Chief Manager. The Chief Manager shall see that all orders and resolutions of the Members are carried into effect and shall perform such other duties as the Members may from time to time prescribe.

         (b) Secretary. The Secretary shall attend all meetings of the Members and shall be responsible for recording the minutes thereof. The Secretary shall have the responsibility of authenticating records of the Company and receiving notices required to be sent to the Secretary and shall perform such other duties as the Members may from time to time prescribe.

SECTION 9.04      MANAGER RESIGNATION.

Any Manager of the Company may resign at any time by giving written notice to the Members. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 9.05      COMPENSATION AND REIMBURSEMENT.

No Manager shall have any right to compensation for services performed on behalf of the Company except as determined from time to time by the Members. Notwithstanding the foregoing, a Manager shall have the right to be reimbursed by the Company for any out-of-pocket expenses incurred by such Manager in connection with any services performed by such Manager on behalf of the Company.

SECTION 9.06      NO EXCLUSIVE DUTY.

Each Manager may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have the right to share or participate in such other investments or activities of such Manager based on such Manager's status as a Manager of the Company. No Manager shall incur any liability to any Member or the Company as a result of engaging in any other business or venture.

SECTION 9.07      ACTIONS REQUIRING UNANIMOUS OR SUPERMAJORITY CONSENT

         (a) The Members have no authority or power to take the following actions unless first approved by an act of the Members giving unanimous approval:

                  (i) the making of any Contribution Agreements or Contribution Allowance Agreements;

                  (ii)     the issuance of any additional Membership Units;

SECTION 9.08      OTHER PROVISIONS LIMITING MANAGERIAL AUTHORITY

When some other provision of this Agreement states procedures for taking particular actions or accomplishing specified results, that provision states the sole method for taking that action or accomplishing that result.

                                    ARTICLE X
                       ACTS OF MEMBERS AND MEMBER MEETINGS

SECTION 10.01     ACTS OF MEMBERS

Except to the extent that Chapter 21 of Title 11, Vermont Statutes Annotated, the articles of organization, or this operating agreement require otherwise, an act of the Members consists of either:

         (a) a majority vote of the Membership Units present at a properly called meeting of the Members, when a quorum is present, or

         (b) written action without a meeting, as provided in Section 10.09.

SECTION 10.02     REQUIRED ANNUAL MEETING

The Members will meet at least annually. Notice of this annual meeting shall comply with Section 10.04.

SECTION 10.03     SPECIAL MEETINGS

         (a) A special meeting of the Members may be called for any purpose or purposes at any time by one or more Members owning at least ten percent (10%) of the Membership Units of the Company entitled to vote.

         (b) For any special meeting those persons who are demanding the special meeting must give written notice to the Chief Manager or the Secretary of the Company specifying the purposes of the meeting. Within thirty (30) days after either Officer receives a demand under this paragraph, that Officer must call a special meeting of the Members. If the Officer fails to call the special meeting as required by this paragraph, the person or persons making the demand may, at the expense of the Company, call the meeting by giving the notice described in
Section 10.04.

SECTION 10.04     NOTICE OF MEETINGS

Written notice of each meeting of the Members, stating the date, time, and place and, in the case of a special meeting, the purpose or purposes, must be given to every Member at least ten (10) days and not more than sixty (60) days prior to the meeting. The business transacted at a special meeting of Members is limited to the purposes stated in the notice of the meeting.

SECTION 10.05     LOCATION AND CONDUCT OF THE MEETINGS; ADJOURNMENTS

         (a) Each meeting of the Members will be held at the Company's principal place of business or at some other suitable location within the same county, as designated by the Chief Manager.

         (b) The Chief Manager will chair each meeting of the Members.

         (c) Any meeting of the Members may be adjourned from time to time to another date and time and, subject to Section 10.05(a), to another place. If at the time of adjournment the person chairing the meeting announces the date, time, and place at which the meeting will be reconvened, it is not necessary to give any further notice of the reconvening.

SECTION 10.06     WAIVER OF NOTICE

         (a) A Member may waive notice of the date, time, place, and purpose or purposes of a meeting of Members. A waiver may be made before, at, or after the meeting, in writing, orally, or by attendance.

         (b) Attendance by a Member at a meeting is a waiver of notice of that meeting, unless the Member objects at the beginning of the meeting to the transaction of business because the meeting is not properly called or convened, or objects before a vote on an item of business because the item may not properly be considered at that meeting and does not participate in the consideration of the item at that meeting.

SECTION 10.07     PROXIES

         (a) A Member may cast or authorize the casting of a vote by filing a written appointment of a revocable proxy with the Chief Manager or the Secretary of the Company at or before the meeting at which the appointment is to be effective. The Member may sign or authorize the written appointment by telegram, cablegram, or other means of electronic transmission stating, or submitted with information sufficient to determine, that the Member authorized the transmission. Any copy, facsimile, telecommunication, or other reproduction of the original of either the writing or the transmission may be used in lieu of the original, if it is a complete and legible reproduction of the entire original.

         (b) A member may not grant or appoint an irrevocable proxy.

SECTION 10.08     QUORUM

For any meeting of the Members, a quorum consists of a majority of the Membership Units. If a quorum is present when a properly called meeting is convened, the Members present may continue to transact business until adjournment, even though the departure of Members originally present leaves less than the proportion otherwise required for a quorum.

SECTION 10.09     ACTION WITHOUT A MEETING

Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting by written action signed by the Members who own the number of Membership Units equal to the number of Units that would be required to take the same action at a meeting of the Members at which all Members were present. The written action is effective when signed by Members owning the required number of Units, unless a different effective time is provided in the written action. When written action is taken by less than all Members, the Company will immediately notify all Members of the action's text and effective date. Failure to provide the notice does not invalidate the written action.

                                   ARTICLE XI
                                REQUIRED RECORDS

SECTION 11.01     CONTENTS AND LOCATION OF REQUIRED RECORDS

The Company will maintain the Required Records at its principal place of business, or at some other location chosen by the Chief Manager.

SECTION 11.02     ACCESS TO REQUIRED RECORDS

         (a) After giving reasonable advance notice to the Company, any Member may inspect and review the Required Records and may, at the Member's expense, have the Company make copies of any portion or all of the Records.

         (b) Unless the Company agrees otherwise, all Member access to the Required Records must take place during the Company's regular business hours. The Company may impose additional reasonable conditions and restrictions on Members' access to the Required Records, including specifying the amount of advance notice a Member must give and the charges imposed for copying.

                                   ARTICLE XII
                              TRANSFER RESTRICTIONS

SECTION 12.01     FINANCIAL RIGHTS

         (a) A Member may assign its Financial Rights in whole or in part. As to the Company, an assignment of Financial Rights is effective only when the Company has received notice of the assignment and has noted the assignment in the Required Records.

         (b) An assignee of a Member's Financial Rights derives its rights exclusively through the Member/assignor. Any assignee takes the assignment subject to any claims or offsets the Company has against the Member, regardless of whether those claims or offsets exist at the time of the assignment or arise afterwards. An amendment to this Agreement may change a Member's rights and consequently affect the rights of an assignee, even if the amendment is made after the assignment.

SECTION 12.02     COMPLETE MEMBERSHIP INTERESTS AND GOVERNANCE RIGHTS

         (a) A member must have Majority-In-Interest Consent before assigning a complete Membership Unit or any Governance Rights

                  (i) to a Member, if the assignment will leave the assignor/Member with no Governance Rights;

                  (ii) to a person not already a Member, regardless of whether the assignment will leave the assignor/Member with no Governance Rights.

         (b) If an assignment covered by Section 12.02(a)(ii) receives the required Majority-In-Interest Consent and takes effect,

                  (i) the assignment will cause the assignor/Member to become a Dissociated Member, and

                  (ii)     the Majority-In-Interest Consent obtained to satisfy
                           Section 12.02(a)(ii) will
                           also satisfy the requirement for Majority-In-Interest Consent established by Section 14.01 and triggered by the assignor/Member's dissociation from the Company.

         (c) An assignment made in violation of Section 12.02(a) is void.
Section 12.02(a) does not limit the right or power of a Member to grant a revocable proxy under Section 10.07.

SECTION 12.03 RIGHT TO PUT COMPLETE MEMBERSHIP INTEREST WHEN TRANSFER CONSENT IS UNREASONABLY WITHHELD

         (a) A would-be assignor may require the Company to redeem the Membership Units at the price and on the terms of the offer to purchase submitted under Section 12.03(a)(iv) if:

                  (i)      a Member proposes to assign all its Membership
                           Units;

                  (ii) the proposed assignee meets the suitability requirements stated in Section 12.03(b);

                  (iii) the proposed assignee has made a bona fide, written, enforceable offer to purchase; and

                  (iv) within ten (10) days of receiving written notice of the proposed assignment, including a copy of the offer referred to in clause (iii) above,

                           (1) neither the Company nor the other Members give notice that they are exercising the rights stated in Section 12.02(a), and

                           (B)      the assignment does not receive the
                                    Majority-In-Interest Consent required by
                                    Section 12.02(a).

To require the redemption, the would-be transferor must make a written demand on the Company within ten (10) days after the expiration of the deadline for approval stated in Section 12.03(a)(iv).

         (b) To be suitable to trigger the "put" rights stated in Section 12.03(a), the offer to purchase must:

                  (1) involve a purchaser who is a lineal descendant of the initial Members;

                  (2)      involve a purchaser who can establish
                           creditworthiness in the event any liability accrues for unlawful distributions;

                  (3) involve a purchaser with experience in the Company's business; and

                  (4) involve a purchaser who is not a competitor with the Company or any of the parties to which it provides management services.

                                  ARTICLE XIII
                MEMBER DISSOCIATION: EFFECT ON DISSOCIATED MEMBER

SECTION 13.01     IF DISSOLUTION RESULTS

If the dissociation of a Member results in the dissolution of the Company, the Dissociated Member will have any rights of a Member who has not dissociated, subject to Section 13.03.

SECTION 13.02     IF DISSOLUTION IS AVOIDED

If the dissociation does not result from an expulsion under Section 13.03 and does not result in the dissolution of the Company:

         (a) The Dissociated Member loses, without compensation, all Governance Rights but will retain the Financial Rights owned before the dissociation;

         (b) Subject to Section 13.04, the Dissociated Member will be considered to have, as if no dissociation had occurred,

                  (i)      the same right to share in profits and losses under
                           Section 6.01,

                  (ii) the same right to distributions under Sections 6.03 and 6.05,

                  (iii)    the same Capital Interest; and

         (c) Neither the Company nor the remaining Members are obligated to purchase the interest of or to make any payment to the Dissociated Member.

SECTION 13.03     EXPULSION OF A MEMBER

         (a) Without having to state, possess, or prove cause, the Company may expel any Member by an act of the Members reflecting the agreement of Members holding eighty percent (80%) of the Membership Units, excluding from the calculation Units owned by the Member sought to be expelled.

         (b) When a Member is expelled under Section 13.03(a):

                  (i)      if dissolution results, Section 13.01 governs;

                  (ii)     if dissolution does not result,

                           (A) all the Member's Financial Rights and Governance Rights are canceled and

                           (B) as full compensation, the Member will receive its Capital Interest, subject to
                                    Section 13.04.

If the expelled Member's Capital Interest constitutes more than twenty percent (20%) of the total of all Capital Interests, the Company may at its option pay the expelled Member in twelve (12) equal monthly installments, together with interest at the then applicable federal rate.

SECTION 13.04     DAMAGES AND SET-OFFS

         (a) No Member has the right to dissociate before the end of the duration of the Company as stated in the articles of organization. If a Member dissociates before that time and the dissociation results from volitional conduct of the Member that could reasonably be characterized as resignation, retirement, or withdrawal, then the Dissociated Member is liable to the Company for damages resulting from the wrongful dissociation.

         (b) The Company may set off any amounts or obligations owed by a Dissociated Member to the Company against any amounts due the dissociated Member, regardless of the cause of a Member's dissociation and regardless of whether the Member's Dissociation results in dissolution of the Company.

                                   ARTICLE XIV
                   MEMBER DISSOCIATION: EFFECT ON THE COMPANY

SECTION 14.01     DISSOLUTION AVOIDANCE

A Member's dissociation will not cause the Company to dissolve if

         (a) more than one Member remains, or, if only one Member remains, within sixty (60) days after the dissociation the sole remaining Member elects to continue the Company as a single Member Company; or

         (b) within sixty (60) days after the dissociation Majority-In-Interest Consent is obtained to avoid dissolution and to continue the existence and business of the Company.

SECTION 14.02     AGREEMENT TO GIVE DISSOLUTION AVOIDANCE CONSENT

         (a) Subject to Section 14.02(b), within sixty (60) days after the Dissociation of a Member each remaining Member will consent to avoid dissolution and continue the existence and business of the Company. Each Member will give the consent in a form satisfactory to the Chief Executive Officer.

         (b) The consent required by this section may be given through the holder of a revocable proxy authorized in Section 10.07. By this Agreement, each Member appoints the Chief Executive Officer as the holder of the Member's proxy for this purpose.

                                   ARTICLE XV
                BUSINESS CONTINUATION IN THE EVENT OF DISSOLUTION

SECTION 15.01     TRIGGERING EVENTS

         (a) Subject only to Section 15.01(b), if the Company dissolves for any reason at any time, the affairs of the Company will be wound up and its legal existence terminated by merging the Company into a Successor LLC, as provided in
Section 15.02.

         (b) Section 15.02 will not apply and the Company will be liquidated under Section 3101 of Title 11, Vermont Statutes Annotated, if

                  (i) within sixty (60) days after the dissolution Members owning more than fifty percent (50%) of all Membership Units notify the Company in writing that they object to proceeding under Section 15.02,

                  (ii) only one Member remains and such Member does not elect to continue the Company as a single Member Company, or

                  (iii) more than twenty (20) years have passed since the initial date of this Agreement.

SECTION 15.02     BUSINESS CONTINUITY

         (a) Subject only to Section 15.01(b), as soon as dissolution occurs the remaining Members will:

                  (i)      organize the Successor LLC,

                  (ii) develop a plan of merger that complies with Section 15.02(c) for the Company and the Successor LLC,

                  (iii) approve the plan of merger on behalf of the Company and submit the plan to the Company's Members for approval at a properly called meeting of the Members,

                  (iv) cause the Managers, if any, of the Successor LLC to approve the plan of merger and submit the plan to the Members of the Successor LLC for approval, and

                  (v) cause the Members of the Successor LLC to approve the plan of merger.

         (b) When the plan of merger is presented to the Members for approval, the Members will, subject to Section 15.03,

                  (i)      vote to approve the plan, and

                  (ii) sign any documents that the plan requires them to sign or whose execution is necessary to proper implementation of the plan.

         (c) The plan of merger must provide that

                  (i) the Successor LLC will be the surviving organization in the merger,

                  (ii) all the assets and liabilities of the Company will be transferred to the Successor LLC and the Successor LLC will continue the business of the Company under the same name,

                  (iii) all Membership Units of the Members, including all Financial Rights (whether or not assigned) and all Governance Rights, will be converted into Membership Units in the Successor LLC having substantially identical terms,

                  (iv) the Successor LLC will have articles of organization and an operating agreement that are substantially equivalent to the articles of organization and operating agreement in effect for the Company immediately prior to the merger, and

                  (v)      the rights of any dissociated Members as described in
                           Article XIII will apply against the Successor LLC.

SECTION 15.03     DISSENTERS' RIGHTS

         (a) Any person who is a Member at the time of dissolution can dissent from the implementation of the business continuation agreement stated in this section by giving written notice to the Company within five (5) days after the Members present the plan for a vote and by voting against the proposed merger.

         (b) A Member who properly dissents under Section 15.03(a) will be cashed out of the dissolved Company as if the Company had expelled the Member under Section 13.03, except that if the Company properly chooses to make installment payments, the obligation to make those payments will transfer to the Successor LLC as part of the merger contemplated by this article.

                                   ARTICLE XVI
                                 INDEMNIFICATION

SECTION 16.01     DEFINITIONS

For purposes of this article, the terms defined in this section have the meanings given them.

         (a) "Company" includes any domestic or foreign company that was the predecessor of this Company in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         (b) "Official capacity" means (i) with respect to a Member, the position of Member in the Company, (ii) with respect to a person other than a Member, the elective or appointive office or position held by an officer, member of a committee, if any, or the efforts undertaken by a Member of the Company who acts on behalf of and at the request of the Company, or the employment or agency relationship undertaken by an employee or agent of the Company, and (iii) with respect to a member officer, employee, or agent of the Company who, while an officer, employee, or agent of the Company, is or was serving at the request of the Company or whose duties in that position involve or involved service as an officer, partner, trustee, or agent of another organization or employee benefit plan, the position of that person as an officer, partner, trustee, employee, or agent, as the case may be, of the other organization or employee benefit plan.

         (c) "Proceeding" means a threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the Company.

         (d) "Special legal counsel" means counsel who has not represented the Company or a related company, or an officer, member, employee, or agent whose indemnification is in issue.

SECTION 16.02     MANDATORY INDEMNIFICATION; STANDARD

         (a) The Company will indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person

                  (i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

                  (ii)     acted in good faith;

                  (iii)    received no improper personal benefit; and

                  (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

                  (v) in the case of acts or omissions occurring in the official capacity described in Section 16.01(c)(i) or
                           Section 16.01(c)(ii), reasonably believed that the conduct was in the best interests of the Company, or in the case of acts or omissions occurring in the official capacity described in Section 16.01(c)(iii), reasonably believed that the conduct was not opposed to the best interests of the Company. If the person's acts or omissions complained of in the proceeding relate to conduct as a manager, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the Company if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

         (b) The termination of a proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, establish that the person did not meet the criteria set forth in this
Section 16.02.

SECTION 16.03     ADVANCES

If a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the Company, to payment or reimbursement by the Company of reasonable expenses, including attorney fees and disbursements, incurred by the person in advance of the final disposition of the proceeding,

         (a) upon receipt by the Company of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in
Section 16.02 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the Company, if it is ultimately determined that the criteria for indemnification have not been satisfied, and

         (b) after a determination that the facts then known to those making the determination would not preclude indemnification under this article.

The written undertaking required by paragraph (a) above is an unlimited general obligation of the person making it, but need not be secured and will be accepted without reference to financial ability to make the repayment.

SECTION 16.04     REIMBURSEMENT TO WITNESS

Subject to the qualification under the standards described in Section 16.02, the Company will reimburse expenses, including attorney fees and disbursements, incurred by a person in connection with an appearance as a witness in a proceeding at a time when the person has not been made or threatened to be made a party to a proceeding.

SECTION 16.05     DETERMINATION OF ELIGIBILITY

         (a) All determinations as to whether indemnification of a person is required because the criteria stated in Section 16.02 have been satisfied and as to whether a person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Section 16.03 will be made:

                  (i) by the Members, excluding the votes held by parties to the proceedings; or

                  (ii) if an adverse determination is made under clause (i) or under paragraph (b), or if no determination is made under clause (i) or under paragraph (b) within sixty (60) days after the termination of a proceeding or after a request for an advance of expenses, as the case may be, by a court in Vermont, which may be the same court in which the proceeding involving the person's liability is taking or has taken place, upon application of the person and any notice the court requires.

         (b) With respect to a person who is not, and was not at the time of the acts or omissions complained of in the proceedings, an officer, or person possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of the Company, the determination whether indemnification of this person is required because the criteria set forth in
Section 16.02 have been satisfied and whether this person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Section 16.03 may be made by an annually appointed committee of the Members.

SECTION 16.06     INSURANCE

The Company may purchase and maintain insurance on behalf of a person in that person's official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the Company would have been required to indemnify the person against the liability under the provisions of this article.

SECTION 16.07     DISCLOSURE

The amount of any indemnification or advance paid pursuant to this article and to whom and on whose behalf it was paid will be included in the Required Records.

SECTION 16.08     DISCRETIONARY INDEMNIFICATION OF OTHERS

Nothing in this Article XVI limits the ability of the Members to cause the Company to indemnify any person or entity not described in this Article XVI pursuant to, and to the extent described in, an agreement authorized by an act of the Members.

                                  ARTICLE XVII
                               REMEDIES FOR BREACH

SECTION 17.01     SPECIFIC ENFORCEMENT

Except for the provisions of Section 14.02, all breaches of this Agreement are subject to specific enforcement, without prejudice to the right to seek damages or other remedies.

SECTION 17.02     CONCURRENT OR CONSECUTIVE CAUSATION OF DAMAGES

         (a) If two or more Members breach this Agreement and those breaches combine in any way, concurrently or consecutively, to produce harm to the Company, then those Members are jointly and severally liable to the Company for the entirety of the harm. This paragraph precludes a Member who has breached this Agreement from asserting that another Member's prior, contemporaneous, or subsequent breach constitutes a superseding, intervening, or independent cause or in any way releases the breaching Member from liability.

         (b) Section 17.02(a) does not preclude breaching Members from seeking contribution or indemnity from each other, or otherwise seeking to allocate among themselves the responsibility and liability for the harm caused to the Company.

SECTION 17.03     ATTORNEY FEES AND OTHER LITIGATION EXPENSES

If the Company resorts to litigation to remedy a breach of this Agreement by a Member or former Member and the Company prevails in the litigation, in addition to any other remedies available to the Company under this Agreement or by law the Company may collect its reasonable attorney fees and other costs and expenses of litigation.

                                  ARTICLE XVIII
                                   AMENDMENTS

SECTION 18.01     REQUIREMENTS FOR AMENDMENTS

To be effective, any amendment to this Agreement must be approved by an act of the Members reflecting approval by Members owning fifty-one percent (51%) of the Membership Units.

                                   ARTICLE XIX
                                  MISCELLANEOUS

SECTION 19.01     GOVERNING LAW

This Agreement, and any question, dispute, or other matter related to or arising from this Agreement, will be governed by the laws of the State of Vermont.

SECTION 19.02     BINDING EFFECT

This Agreement binds all Members and their respective distributees, successors, and assigns and any other person claiming a right or benefit under or covered by this Agreement.

SECTION 19.03     SEVERABILITY

If any provision of this Agreement is held to be illegal, invalid, or unenforceable,

         (a) that provision will be fully severable and this Agreement will be construed and enforced as if the illegal, invalid, or unenforceable provision had never been part of this Agreement;

         (b) the remaining provisions of this Agreement will remain in full force and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement; and

         (c) in the place of the illegal, invalid, or unenforceable provision, there will be added automatically to this Agreement a legal, valid, and enforceable provision that is as similar to the illegal, invalid, or unenforceable provision as possible.

SECTION 19.04     MULTIPLE COUNTERPARTS

This Agreement may be executed in several counterparts, each of which will be considered an original and all of which will constitute one and the same document. Proving the execution and contents of this document against a party may be done by producing any copy of this Agreement signed by that party.

SECTION 19.05     ADDITIONAL DOCUMENTS AND ACTS

Each Member agrees to execute and deliver whatever additional documents and to perform such additional acts as may be necessary or appropriate to effectuate and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement.

SECTION 19.06     NOTICES

         (a) Any notice to be given or made to the Company, its Chief Manager, its Secretary, or any Member must be in writing and will be considered to have been given when delivered to the address specified in the Company's Required Records.

         (b) A person who wants to change its address as specified in the Required Records may do so by giving written notice of the change to the Company and to each Member. The change takes effect five days after the notice is given.

                   [The following page is the signature page.]

ACCEPTED AND AGREED TO BY:

99 Restaurants of Vermont, LLC ("the Company")

By: /s/ Gregory L. Burns
    ---------------------------------------------
Name:  Gregory L. Burns
Title: Chief Manager and President

99 Restaurants, LLC (the "Member")

By: /s/ Gregory L. Burns
    ---------------------------------------------
Name:  Gregory L. Burns
Title: Chief Manager and President

                                   EXHIBIT "A"

                         99 RESTAURANTS OF VERMONT, LLC

                                 Initial Parties

          Name                                       Membership Units
          ----                                       ----------------
     99 RESTAURANTS, LLC                                   100

TOTAL UNITS                                                100

                      COUNTERPART TO OPERATING AGREEMENT OF
                         99 RESTAURANTS OF VERMONT, LLC

         The undersigned Member of 99 Restaurants of Vermont, LLC (the "Company"), in conjunction with its admission to the Company as a Member, hereby agrees to become a party to, and hereby agrees to be bound by the terms and conditions of, this Operating Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Counterpart as of the 27th day of January, 2003.

                                           99 WEST, INC.

                                           By: /s/ Gregory L. Burns
                                               ---------------------------------
                                           Name:   Gregory L. Burns
                                           Title:  President

                               FIRST AMENDMENT TO
                                    EXHIBIT A
                                       TO
                               OPERATING AGREEMENT
                                       OF
                         99 RESTAURANTS OF VERMONT, LLC

                                     MEMBERS

         Name                                        Membership Units
         ----                                        ----------------
      99 WEST, INC.                                        100

TOTAL UNITS                                                100

                                             Attest: The above information is
                                             true, complete and correct as of
                                             the 27th day of January, 2003.

                                             /s/ William A. Gillespie
                                             ------------------------
                                             William A. Gillespie, Secretary